UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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NCO Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NCO GROUP, INC.
507 Prudential Road
Horsham, Pennsylvania 19044

_____________________________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on May 16, 2006
_____________________________________________________

To the Shareholders of NCO Group, Inc.:

        The 2006 Annual Meeting of Shareholders of NCO Group, Inc. (“NCO” or the “Company”) will be held on May 16, 2006 at 2:00 p.m., prevailing time, at the Company’s headquarters, located at 507 Prudential Road, Horsham, Pennsylvania, for the purpose of considering and acting upon the following:

        1.      To elect two Class I directors to hold office for a term of three years and until each of their respective successors is duly elected and qualified, as more fully described in the accompanying Proxy Statement;

        2.      To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006; and

        3.      To transact such other business as may properly come before the Annual Meeting.

        Only shareholders of record at the close of business on April 5, 2006 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

        If the Annual Meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened Annual Meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in this Notice of Annual Meeting.

        YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors

MICHAEL J. BARRIST Chairman of the Board, President and Chief Executive Officer

Horsham, Pennsylvania
April 17, 2006

NCO GROUP, INC.
507 Prudential Road
Horsham, Pennsylvania 19044
(215) 441-3000
_________________________________________

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
_________________________________________

        The Board of Directors of NCO Group, Inc. (“NCO” or the “Company”) is soliciting proxies for use at the 2006 Annual Meeting of Shareholders (the “Meeting”) and any adjournments or postponements thereof. This Proxy Statement and accompanying proxy card are first being mailed to shareholders on or about April 17, 2006.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

When is the Meeting and where will it be held?

        The Meeting will be held on Tuesday, May 16, 2006 at 2:00 p.m., prevailing time, at the Company’s headquarters, located at 507 Prudential Road, Horsham, Pennsylvania 19044.

What is the purpose of the Meeting?

        At the Meeting, shareholders will consider and act upon the matters outlined in the Notice of Annual Meeting of Shareholders, including:

•	the election of two Class I directors;

•	ratification of the appointment of the Company’s independent registered public accounting firm; and

•	such other business as may properly come before the Meeting.

        The nominees for director are Michael J. Barrist and Leo J. Pound. Messrs. Barrist and Pound are currently Class I directors of the Company.

        The Company is not currently aware of any additional matters that will be brought before the Meeting.

Who is entitled to vote at the Meeting?

        The Board of Directors has set April 5, 2006 as the record date for the Meeting (the “Record Date”). If you were a shareholder of record, as shown on the stock transfer books of the Company, at the close of business on the Record Date, you are entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof. Each share of NCO common stock, no par value per share (the “Common Stock”), is entitled to one vote on each matter which may be brought before the Meeting.

        On the Record Date, there were 32,307,068 shares of Common Stock issued and outstanding and, therefore, eligible to vote at the Meeting.

How many shares must be present to hold the Meeting?

        The holders of a majority of the outstanding shares of Common Stock as of the Record Date must be present, in person or represented by proxy, at the Meeting in order to hold the Meeting and conduct business. This is called a quorum. If you submit a properly executed proxy card, then your shares will be counted as part of the quorum. All shares of the Company’s Common Stock present in person or represented by proxy (including broker non-votes) and entitled to vote at the Meeting, no matter how they are voted or whether they abstain from voting, will be counted in determining the presence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

        If the Meeting is adjourned because of the absence of a quorum, those shareholders entitled to vote who attend the adjourned meeting, although constituting less than a quorum as provided herein, shall nevertheless constitute a quorum for the purpose of electing directors. If the Meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened Meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in the Notice of Annual Meeting.

What vote is required for the election of directors or for any other proposal to be approved?

        The election of directors will be determined by a plurality vote and the two nominees receiving the most “for” votes will be elected. Approval of any other proposal will require the affirmative vote of a majority of the votes cast on the proposal.

How do I vote my shares?

        In order to vote your shares, you may attend the Meeting and vote in person, or vote by proxy. If your shares are held in “street name” (that is, if your stock is registered in the name of your broker, bank or other nominee) and you wish to vote at the Meeting, you will need to contact your broker, bank or other nominee regarding how to vote at the Meeting.

        If you are a registered shareholder (that is, if your stock is registered in your name), you may vote by proxy by completing and signing the enclosed proxy card and returning such card in the postage-paid envelope we have provided you. If you hold your shares through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares.

What if I do not specify how I want my shares voted?

        If you submit a signed proxy card but do not indicate how you want your shares voted, the persons named in the enclosed proxy will vote your shares of Common Stock:

•	“for” the election of each of the persons identified below in “Proposal 1: Election of Directors” as nominees for election as directors;

•	“for” ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2006; and

•	with respect to any other matter that properly comes before the Meeting, the proxy holders will vote the proxies in their discretion in accordance with their best judgment and in the manner they believe to be in the best interest of NCO.

If I abstain from voting or withhold authority to vote for any proposal, will my shares be counted in the vote?

        Under the Pennsylvania Business Corporation Law, an abstention, withholding of authority to vote or broker non-vote is not considered a vote “cast” and therefore will have no effect on the vote and will not be counted in determining whether either proposal has received the required shareholder vote.

Can I change my vote after submitting my proxy?

        Yes. You can change your vote at any time before your proxy is voted at the Meeting. If you are a shareholder of record, you may revoke your proxy by:

•	submitting a later-dated proxy; or

•	attending the Meeting and voting in person. Your attendance alone will not revoke your proxy. You must also vote in person at the Meeting.

        The last vote received chronologically will supercede any prior vote.

        If you hold your shares in street name, you must contact your broker, bank or other nominee regarding how to change your vote.

What does it mean if I receive more than one proxy card?

        If you receive more than one proxy card, it means that you hold shares that are registered in more than one account. To ensure that all of your shares are voted, you will need to sign and return each proxy card you receive.

Who pays for the cost of the solicitation of proxies?

        The Company will bear the cost of this solicitation. In addition to solicitation by mail, officers, directors or employees of the Company may also solicit proxies in person or by telephone or facsimile, without additional compensation. Upon request, the Company will pay the reasonable expenses incurred by record holders of the Company’s Common Stock who are brokers, dealers, banks or voting trustees, or their nominees, for mailing proxy material and annual shareholder reports to the beneficial owners of the shares they hold of record.

PROPOSAL 1

ELECTION OF DIRECTORS

        The Company’s bylaws provide that the Board of Directors shall consist of not fewer than three nor more than seven directors, with the exact number fixed by the Board of Directors. The Board of Directors currently has fixed the number of directors at six. The bylaws further provide that the Board of Directors shall be classified into three classes, as nearly equal in number as possible. One class of directors is to be elected annually.

        At the Meeting, shareholders will elect two Class I directors, each to serve for a term of three years and until his respective successor is elected and qualified. Unless directed otherwise, the persons named in the enclosed proxy intend to vote such proxy “for” the election of the listed nominees or, in the event of inability of any of the nominees to serve for any reason, for the election of such other person as the Board of Directors may designate to fill the vacancy. The Board of Directors has no reason to believe that any of the nominees will not be a candidate or will be unable to serve.

        The following table sets forth information, as of the Record Date, concerning the Company’s directors and the nominees for election to the Board of Directors. The Board of Directors has nominated Michael J. Barrist and Leo J. Pound to serve as the Class I directors, based upon the recommendation of the Nominating and Corporate Governance Committee. Messrs. Barrist and Pound currently serve as directors of the Company. The nominees have consented to being named in the Proxy Statement and to serve if elected.

Name	Age	Position	Director Since	Term Expires

Michael J. Barrist (1)	45	Chairman of the Board, President and Chief Executive Officer	1986	2006
William C. Dunkelberg, Ph.D.	63	Director	2000	2007
Ronald J. Naples	60	Director	2005	2008
Leo J. Pound (1)	51	Director	2000	2006
Eric S. Siegel	49	Lead Director	1996	2008
Allen F. Wise	63	Director	1996	2007

____________________________
(1)      Nominee for director.

        The following information about the Company’s directors is based, in part, upon information supplied by such persons.

        Michael J. Barrist has served as Chairman of the Board, President and Chief Executive Officer of the Company since purchasing the Company in 1986. Mr. Barrist was employed by U.S. Healthcare, Inc., a managed health care company, from 1984 to 1986, most recently as Vice President of Operations, and was employed by Gross & Company, a certified public accounting firm, from 1980 through 1984. Mr. Barrist is a certified public accountant.

        William C. Dunkelberg, Ph.D. is currently Professor of Economics at the Fox School of Business and Management at Temple University, where he served as Dean from 1987 through 1994 and as Director of the Center for the Advancement and Study of Entrepreneurship from 1991 through 1994. Prior to that, Dr. Dunkelberg was a Professor of Economics and Management at Purdue and Stanford Universities. In addition, Dr. Dunkelberg has served as the Chief Economist for the National Federation of Independent Business, an advocacy organization representing small and independent businesses, since 1971. Dr. Dunkelberg is also the Chairman of the Board of Liberty Bell Bank, Cherry Hill, New Jersey.

        Ronald J. Naples has been the Chief Executive Officer of Quaker Chemical Corporation, a specialty chemical company, since October 1995 and has been Chairman of the Board of Directors of Quaker Chemical Corporation since May 1997. Mr. Naples was Chief Executive Officer of the Hunt Corporation, a manufacturer and marketer of office and graphic art products, from 1981 to 1995 and was Chairman of the Hunt Corporation from 1987 to 1995. Mr. Naples is also a director of P. H. Glatfelter Company.

        Leo J. Pound has been a Principal of Pound Consulting, which provides management consultant services to both public and private enterprises, since July 2000. From February 1999 to July 2000, Mr. Pound was Chief Financial Officer of Marble Crafters, a stone importer and fabricator. From October 1995 to February 1999, he was Chief Financial Officer of Jos. H. Stomel & Sons, a wholesale distributor. Mr. Pound is a certified public accountant and a member of the American and Pennsylvania Institutes of Certified Public Accountants.

        Eric S. Siegel has been President of Siegel Management Company, a management consulting firm, since 1983. Since 1981, Mr. Siegel has been an adjunct faculty member at the Wharton School of the University of Pennsylvania. Mr. Siegel is also a director of Astea International Inc.

        Allen F. Wise has been a director of Coventry Heath Care, Inc., a managed health care company, or its predecessor, since October 1996, the Chairman of the Board of Coventry Heath Care, Inc. since January 2005 and was the President and Chief Executive Officer of Coventry Health Care, Inc. from October 1996 until his retirement in January 2005. From October 1995 to October 1996, he was Executive Vice President of UnitedHealth Group, Incorporated, a managed health care company. From October 1994 to October 1995, he was Executive Vice President of MetraHealth Companies, Inc., a managed health care company that was acquired by UnitedHealth Group, Incorporated in October 1995. From January 1994 to October 1994, he was President and Chief Executive Officer of Wise Health System, a health care investment company. From 1991 to 1994, Mr. Wise was President and Chief Executive Officer of Keystone Health Plan, a managed health care company, and also Chief Operating Officer of Independence Blue Cross, a health care insurance company located in Philadelphia, Pennsylvania. Mr. Wise was Vice President of U.S. Healthcare, Inc. from 1985 to 1991.

Independence

        The Board of Directors has determined that the following directors, constituting a majority of the members of the Board, are independent as defined in the applicable listing standards of the Nasdaq Stock Market: William C. Dunkelberg, Ronald J. Naples, Leo J. Pound, Eric S. Siegel and Allen F. Wise.

Communication with the Board

        Shareholders may communicate with the Board of Directors, including the independent directors, by sending a letter to an individual director or to the NCO Group, Inc. Board of Directors, c/o Joshua Gindin, Esq., Corporate Secretary, NCO Group, Inc., 507 Prudential Road, Horsham, Pennsylvania 19044. The Corporate Secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. If deemed an appropriate communication, the Corporate Secretary will submit your correspondence to the Lead Director or to any specific director to whom the correspondence is directed.

Lead Director

        In May 2004, the Board of Directors appointed Eric S. Siegel to act as the Company’s Lead Director. As Lead Director, Mr. Siegel, among other things, organizes and presides over executive sessions of the independent directors, presides over meetings of the Board of Directors in the absence of the Chairman of the Board, acts as the principal liaison between management and the other independent directors and assists the Chairman of the Board in scheduling meetings and establishing the agenda for meetings.

Attendance at Annual Meeting of Shareholders

        The Board of Directors has an informal policy that all of the directors should attend the annual meeting of shareholders, absent exceptional cause. All directors attended the 2005 annual meeting of shareholders.

Attendance at Board and Committee Meetings

        The Board of Directors of NCO held seven meetings during 2005. The Audit Committee held five meetings, the Compensation Committee held four meetings and the Nominating and Corporate Governance Committee held two meetings during 2005. During 2005, each of the directors attended at least 75% of all of the meetings of the Board of Directors (held during the period in which they were a director) and all of the meetings of all committees of the Board of Directors on which such director served during the period that they served.

Committees of the Board of Directors

        The Board of Directors of the Company has a standing Compensation Committee, an Audit Committee and a Nominating and Corporate Governance Committee.

        Compensation Committee. The Board of Directors has appointed a Compensation Committee to:

•	formulate, evaluate and approve the compensation of the Company’s officers;

•	oversee all compensation programs involving the issuance of the Company’s stock and other equity securities of the Company; and

•	prepare a report on executive compensation for inclusion in the Company’s annual proxy statement in accordance with SEC regulations.

        The Compensation Committee currently consists of Messrs. Wise (Chairman), Dunkelberg, Naples and Siegel. The Board of Directors has determined that each member of the Compensation Committee is independent as defined in the applicable listing standards of the Nasdaq Stock Market. The Report of the Compensation Committee begins on page 14 of this Proxy Statement.

        Audit Committee. The Board of Directors has appointed an Audit Committee to:

•	engage the Company’s independent registered public accounting firm;

•	oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company;

•	prepare an audit committee report for inclusion in the Company’s annual proxy statement in accordance with SEC regulations;

•	pre-approve the professional services provided by the independent registered public accounting firm; and

•	review the independence of the independent registered public accounting firm.

        The responsibilities of the Audit Committee are further described in the Audit Committee Charter adopted by the Audit Committee and the Board of Directors, a copy of which is attached as Appendix A to the Company’s definitive proxy statement relating to the 2004 annual meeting of shareholders. The Audit Committee currently consists of Messrs. Pound (Chairman), Siegel and Wise. The Board of Directors has determined that each member of the Audit Committee is independent as defined in the applicable listing standards of the Nasdaq Stock Market and SEC regulations. In addition, the Board of Directors of the Company has determined that Mr. Pound qualifies as an “audit committee financial expert” as that term is defined in SEC regulations. The Report of the Audit Committee appears on page 11 of this Proxy Statement.

        The Company is a member of the Association of Audit Committee Members, Inc., a not-for-profit organization devoted to developing national best practices for audit committees.

        Nominating and Corporate Governance Committee. The Board of Directors has appointed a Nominating and Corporate Governance Committee to:

•	identify individuals qualified to become members of the Board of Directors consistent with the criteria approved by the Nominating and Corporate Governance Committee;

•	consider recommendations for directors made by shareholders in accordance with the procedures adopted by the Committee;

•	select, or recommend to the Board of Directors, the director nominees for each annual meeting of shareholders;

•	develop and recommend to the Board of Directors a set of corporate governance principles applicable to the Company; and

•	oversee the evaluations of the Board of Directors and senior management (in conjunction with the Compensation Committee).

        The Nominating and Corporate Governance Committee currently consists of Messrs. Dunkelberg (Chairman), Naples, Pound, Siegel and Wise. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent as defined in the applicable listing standards of the Nasdaq Stock Market. The Nominating and Corporate Governance Committee recommended the nomination of the directors who are standing for election at the Meeting. A copy of the Nominating and Corporate Governance Committee’s Charter is currently available on the Company’s website at www.ncogroup.com/investors/governance.aspx.

Director Nomination Process

        Director Qualifications. The Nominating and Corporate Governance Committee has the sole authority to select, or to recommend to the Board of Directors, the Board of Director nominees to be considered for election as a director. Nominees for director must be at least 21 years old. Nominees for director will be selected on the basis of outstanding achievement in their careers; broad experience; education; independence under applicable rules of the Nasdaq Stock Market and the SEC; financial expertise; integrity; ability to make independent, analytical inquiries; understanding of the business environment; and willingness to devote adequate time to board and committee duties. The proposed nominee should have sufficient time to devote their energy and attention to the diligent performance of the director’s duties, including attendance at board and committee meetings and review of the Company’s financial statements and reports, SEC filings and other materials. Finally, the proposed nominee should be free of conflicts of interest that could prevent such nominee from acting in the best interest of the Company’s shareholders. Additional special criteria apply to directors being considered to serve on a particular committee of the Board. For example, members of the Audit Committee must meet additional standards of independence and have the ability to read and understand the Company’s financial statements.

        Director Nominee Selection Process. In the case of an incumbent director whose term of office expires, the Nominating and Corporate Governance Committee reviews such director’s service to the Company during the past term, including, but not limited to, the number of board and committee meetings attended, quality of participation and whether the candidate continues to meet the general qualifications for a director outlined above, including the director’s independence, as well as any special qualifications required for membership on any committees on which such director serves. When a member of the Nominating and Corporate Governance Committee is an incumbent director eligible to stand for re-election, such director will not participate in that portion of the Nominating and Corporate Governance Committee meeting at which such director’s potential nomination for election as a director is discussed by the Nominating and Corporate Governance Committee.

        In the case of a new director candidate, the selection process for director candidates includes the following steps:

•	identification of director candidates by the Nominating and Corporate Governance Committee based upon suggestions from current directors and executives and recommendations received from shareholders;

•	possible engagement of a director search firm;

•	interviews of candidates by the Nominating and Corporate Governance Committee;

•	reports to the Board of Directors by the Nominating and Corporate Governance Committee on the selection process;

•	recommendations by the Nominating and Corporate Governance Committee; and

•	formal nominations by the Board of Directors for inclusion in the slate of directors at the annual meeting.

        The Nominating and Corporate Governance Committee will consider properly submitted shareholder recommendations for director candidates. The Committee evaluates director candidates recommended by shareholders using the same criteria as for candidates suggested by directors and executive officers.

        Procedure for Shareholders Recommending Director Candidates. A shareholder who wishes to recommend a prospective director nominee should submit their recommendation in writing to the Corporate Secretary, Joshua Gindin, Esq., at NCO Group, Inc., 507 Prudential Road, Horsham, Pennsylvania 19044. The following information must be included in or attached to the letter:

•	the name and address of the shareholder making the recommendation and each recommended nominee;

•	a representation that the shareholder is a holder of record of voting stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to vote for the person(s) recommended for nomination;

•	a description of all arrangements and understandings between the shareholder and each recommended nominee and any other person(s), naming such person(s), pursuant to which the recommendation was made by the shareholder;

•	such other information regarding each recommended nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC if the nominee were to be nominated by the Board of Directors; and

•	the consent of each recommended nominee to serve as a director of the Company if so nominated and elected.

        The deadline for submitting shareholder recommendations pursuant to the foregoing procedures for the 2007 annual meeting of shareholders is December 19, 2006. All shareholder recommendations which are late or non-conforming will be rejected by the Company.

        In addition, under the Company’s bylaws, shareholders are permitted to nominate directors to be elected at a meeting of shareholders by providing notice and the other required information specified in the bylaws. The Company’s bylaws are available, at no cost, at the SEC’s website, www.sec.gov, as Exhibit 3.4 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004 or upon the shareholder’s written request directed to the Corporate Secretary at the address given above. Nominations with respect to the 2007 annual meeting of shareholders must be received by December 19, 2006. All late or non-conforming nominations will be rejected.

Director Compensation

        Each director of the Company who is not also an employee receives an annual fee of $35,000, plus reimbursement of expenses incurred in attending board and committee meetings. In addition, members of the Compensation Committee receive an annual fee of $5,000, members of the Nominating and Corporate Governance Committee receive an annual fee of $5,000 and members of the Audit Committee receive an annual fee of $10,000. Mr. Pound also receives an additional annual fee of $30,000 for his services as Chairman of the Audit Committee.

        Pursuant to the Company’s Director Plan, as amended, each person who was first elected or appointed to serve as a non-employee director of the Company automatically was granted an option to purchase 15,000 shares of Common Stock at the fair market value of the Common Stock on the date of the grant and each person who was re-elected or continued as a non-employee director at each subsequent annual meeting of shareholders automatically was granted an option to purchase 3,000 shares of Common Stock at the fair market value of the Common Stock on the date of grant. In 2005, the Company exhausted the maximum number of shares available under the Director Plan, and thereafter, the Company has been issuing the same number of automatic option grants under the 2004 Equity Incentive Plan (the “2004 Plan”) to non-employee directors as described above. Each of Messrs. Dunkelberg, Pound, Siegel and Wise received an option to purchase 3,000 shares of Common Stock and Mr. Naples received an option to purchase 15,000 shares of Common Stock, at an exercise price of $19.50 per share, immediately following the 2005 annual meeting of shareholders. In addition, each of Messrs. Dunkelberg, Naples, Pound (assuming that he is re-elected at the Meeting), Siegel and Wise will receive an option to purchase 3,000 shares of Common Stock under the 2004 Plan immediately following the Meeting. All options become exercisable one year after the date of grant, except that they become immediately exercisable upon a “change in control” as defined in the Director Plan or the 2004 Plan, as applicable, and expire ten years after the date of grant, unless terminated earlier by the terms of the option.

        Pursuant to the Company’s 2004 Plan, each non-employee director automatically receives an annual award of 3,000 restricted stock units (4,500 restricted stock units in the case of the Audit Committee Chairman). Directors who are first elected or appointed to the Board of Directors at any time other than at an annual meeting of shareholders will receive a prorated award of restricted stock units upon their initial election or appointment and will be eligible to receive annual grants of 3,000 restricted stock units at each annual meeting of shareholders thereafter. In lieu of awards of restricted stock units, the Company may issue restricted stock awards or other equity compensation available under the 2004 Plan on similar terms. Each of Messrs. Dunkelberg, Naples, Siegel and Wise received an award of 3,000 restricted stock units and Mr. Pound received an award of 4,500 restricted stock units, following the 2005 annual meeting of shareholders. In addition, each of Messrs. Dunkelberg, Naples, Siegel and Wise will receive an award of 3,000 restricted stock units and Mr. Pound (assuming that he is re-elected at the Meeting) will receive an award of 4,500 restricted stock units, immediately following the Meeting. Generally, restricted stock units are granted to the non-employee directors for no additional consideration and all restrictions will lapse one year after the date of grant or earlier upon a change of control.

        In June 2005, as permitted under the 2004 Plan and with the approval of the Compensation Committee, the Company settled a portion of the restricted stock units then vesting from an award made in June 2004 in cash to enable the directors to pay income taxes resulting from the vesting of the award. The cash settlement was based on the closing price of the Common Stock on the date that the shares vested. The Company paid $48,312 in lieu of issuing 2,400 shares to each of Messrs. Dunkelberg, Siegel and Wise and paid $72,468 to Mr. Pound in lieu of issuing 3,600 shares.

        The Company also offers optional health insurance coverage to non-employee directors and their families under the Company's health insurance plan. In 2005, the Company paid $11,670 for premiums for coverage for Mr. Pound and his family.

Audit Committee Report

        The Audit Committee has reviewed and discussed the audited financial statements and financial reporting process with both the Company’s management and Ernst & Young LLP, the Company’s independent registered public accounting firm. The Audit Committee also discussed with Ernst & Young LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” The Audit Committee has received the written disclosures and letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with Ernst & Young LLP their independence. Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

THE AUDIT COMMITTEE
Leo J. Pound
Eric S. Siegel
Allen F. Wise

Code of Ethics and Conduct

        The Company has adopted a Code of Ethics and Conduct that applies to all of its directors and employees including the Company’s principal executive officer, principal financial officer, principal accounting officer and all employees performing similar functions. The Company’s Code of Ethics and Conduct is available from the Company, free of charge. Requests for a copy of the Code of Ethics and Conduct should be directed to: Joshua Gindin, Esq., Corporate Secretary, NCO Group, Inc., 507 Prudential Road, Horsham, Pennsylvania 19044. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to a provision of its Code of Ethics and Conduct by posting such information on the Company’s website www.ncogroup.com.

BENEFICIAL OWNERSHIP OF COMMON STOCK

        The following table sets forth as of the Record Date, certain information regarding the beneficial ownership of the Common Stock by: (i) each person known by the Company to own beneficially more than 5% of the Common Stock; (ii) each of the Company’s directors and nominees for director; (iii) each executive officer of the Company named in the Summary Compensation Table; and (iv) the Company’s directors and executive officers as a group. Except as otherwise indicated, to the knowledge of the Company, the beneficial owners of the Common Stock listed below have sole investment and voting power with respect to such shares.

	Shares Beneficially Owned (1)
Name of Beneficial Owner	Number	Percent

Barclays Global Investors, NA Barclays Global Fund Advisors (2)	1,921,857	5.9%
Michael J. Barrist (3)	2,633,281	8.0%
Charles F. Burns (4)	88,529	*
Dimensional Fund Advisors Inc. (5)	2,629,437	8.1%
William C. Dunkelberg, Ph. D. (6)	39,000	*
Stephen W. Elliott (7)	248,349	*
Joshua Gindin, Esq. (8)	543,481	1.7%
Steven Leckerman (9)	229,962	*
Ronald J. Naples (10)	18,000	*
Leo J. Pound (11)	39,900	*
Eric S. Siegel (12)	69,729	*
Steven L. Winokur (13)	482,069	1.5%
Allen F. Wise (14)	50,100	*
All directors and executive officers as a group (14 persons) (15)	4,482,838	12.9%

_____________________________

*Less than one percent.

(1)	The securities “beneficially owned” by a person are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC and, accordingly, include securities as to which the person has or shares voting or investment power. Shares of Common Stock which a person has the right to acquire within 60 days of the Record Date are deemed outstanding for computing the share ownership and percentage ownership of the person having such right, but are not deemed outstanding for computing the percentage of any other person. The same shares may be beneficially owned by more than one person. Beneficial ownership may be disclaimed as to certain of the securities.

Effective December 29, 2005, the Compensation Committee approved the acceleration of the vesting of certain options. See “Executive Compensation-Acceleration of Options.”

(2)	Based upon a Schedule 13G filed with the SEC on January 26, 2006. The filing indicates that, as of December 31, 2005, Barclays Global Investors, NA had sole voting power for 1,044,116 shares, shared voting power for no shares, sole dispositive power for 1,120,501 shares and shared dispositive power for no shares. The filing indicates that, as of December 31, 2005, Barclays Global Fund Advisors had sole voting power for 801,060 shares, shared voting power for no shares, sole dispositive power for 801,356 shares and shared voting power for no shares. The address of Barclays Global Investors, NA and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, CA 94105.

(3)	Includes: (i) 173,288 shares of Common Stock owned by Mrs. Annette Barrist which Mr. Barrist has the sole right to vote pursuant to an irrevocable proxy and for which he shares dispositive power with her; (ii) 76,744 shares held in trust for the benefit of members of Mrs. Annette Barrist’s or Mr. Barrist’s family for which Mr. Barrist is a co-trustee; and (iii) 799,455 shares issuable upon the exercise of options. Excludes (i) 152,535 shares held in trust for the benefit of Mr. Barrist’s children; and (ii) 99,300 shares held for the benefit of Mr. Barrist’s children by the Michael J. Barrist 2001 Grantor Retained Annuity Trust, for which Mr. Barrist’s spouse is a co-trustee, as to all of which shares Mr. Barrist disclaims beneficial ownership. Mrs. Annette Barrist is the mother of Michael J. Barrist. Mr. Barrist’s address is c/o NCO Group, Inc., 507 Prudential Road, Horsham, Pennsylvania 19044.

(4)	Includes 87,529 shares issuable upon the exercise of options.

(5)	Based upon a Schedule 13G/A filed with the SEC on February 6, 2006. According to the Schedule 13G/A, Dimensional Fund Advisors Inc. (“DFA”) is an investment advisor to registered investment companies and an investment manager to certain other commingled group trusts and separate accounts, and the shares reported on the Schedule 13G/A are owned by such investment companies, group trusts or other accounts. In its role as investment advisor or manager, DFA possesses investment and/or voting power of the shares reported on the Schedule 13G/A. The filing indicates that, as of December 31, 2005, DFA had sole voting power for 2,629,437 shares, shared voting power for no shares, sole dispositive power for 2,629,437 shares and shared dispositive power for no shares. DFA disclaimed beneficial ownership of all of the shares reported in the Schedule 13G/A. The address of DFA is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(6)	Includes: (i) 30,000 shares issuable upon the exercise of options; and (ii) 3,000 restricted stock units which vest in full on May 16, 2006.

(7)	Represents shares issuable upon the exercise of options.

(8)	Includes: (i) 152,535 shares held in trust for the benefit of Mr. Barrist’s children for which Mr. Gindin is co-trustee; (ii) 74,160 shares held in trust for the benefit of a former director’s children for which Mr. Gindin is trustee; (iii) 76,744 shares held in trust for the benefit of members of Mrs. Annette Barrist or Mr. Barrist’s family for which Mr. Gindin is co-trustee; (iv) 1,500 shares held in trust for the benefit of members of Mrs. Annette Barrist’s family for which Mr. Gindin is trustee; (v) 1,000 shares held in custody for the benefit of Mr. Gindin’s children for which Mr. Gindin is custodian; (vi) 235,005 shares issuable upon exercise of options; and (vii) 537 shares allocated to Mr. Gindin’s account under the Company’s 401(k) Plan. Excludes 1,500 shares owned by Mr. Gindin’s spouse, as to which Mr. Gindin disclaims beneficial ownership.

(9)	Includes: (i) 229,410 shares issuable upon exercise of options; and (ii) 552 shares allocated to Mr. Leckerman’s account under the Company’s 401(k) Plan.

(10)	Includes (i) 15,000 shares issuable upon the exercise of options; and (ii) 3,000 restricted stock units which vest in full on May 16, 2006.

(11)	Includes: (i) 30,000 shares issuable upon the exercise of options; and (ii) 4,500 restricted stock units which vest in full on May 16, 2006. Excludes 1,156 shares owned by Mr. Pound’s spouse and/or minor child, as to all of which shares Mr. Pound disclaims beneficial ownership.

(12)	Includes: (i) 60,129 shares issuable upon the exercise of options; and (ii) 3,000 restricted stock units which vest in full on May 16, 2006.

(13)	Includes: (i) 152,535 shares held in trust for the benefit of Mr. Barrist’s children for which Mr. Winokur is a co-trustee; (ii) 327,734 shares issuable upon the exercise of options; and (iii) 300 shares held in custody for the benefit of Mr. Winokur’s children for which Mr. Winokur is custodian.

(14)	Includes: (i) 43,500 shares issuable upon the exercise of options; and (ii) 3,000 restricted stock units which vest in full on May 16, 2006.

(15)	Includes: (i) 173,288 shares of Common Stock owned by Mrs. Annette Barrist which Mr. Barrist has the sole right to vote pursuant to an irrevocable proxy and for which he shares dispositive power with her; (ii) 76,744 shares held in trust for the benefit of members of Mrs. Annette Barrist’s or Mr. Barrist’s family for which Mr. Barrist and Mr. Gindin are co-trustees; (iii) 152,535 shares held in trust for the benefit of Mr. Barrist’s children for which Mr. Winokur and Mr. Gindin are co-trustees; (iv) 74,160 shares held in trust for the benefit of a former director’s children for which Mr. Gindin is trustee; (v) 1,500 shares held in trust for the benefit of members of Mrs. Annette Barrist’s family for which Mr. Gindin is trustee; (vi) 1,000 shares held in custody for the benefit of Mr. Gindin’s children for which Mr. Gindin is custodian; (vii) 300 shares held in custody for the benefit of Mr. Winokur’s children for which Mr. Winokur is custodian; (viii) an aggregate of 2,388,328 shares issuable upon the exercise of options; (ix) 1,089 shares allocated to the accounts of executive officers of the Company under the Company’s 401(k) Plan; and (x) an aggregate of 16,500 restricted stock units which vest in full on May 16, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

        To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to the Company’s executive officers, directors and greater than ten percent beneficial shareholders were complied with during the year ended December 31, 2005.

EXECUTIVE COMPENSATION

Compensation Committee Report

        The Compensation Committee administers NCO’s executive compensation program. In this regard, the role of the Compensation Committee is to oversee NCO’s compensation plans and policies, annually review and determine all executive officers’ compensation, and administer NCO’s equity compensation plans (including reviewing and approving equity compensation awards to executive officers). The Compensation Committee’s charter reflects these various responsibilities. The Compensation Committee’s membership is determined by the Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee and is composed entirely of independent directors.

        The Compensation Committee meets at scheduled times during the year, and it also considers and takes action by written consent. The Compensation Committee Chairman reports on committee actions and recommendations at board meetings. In addition, the Compensation Committee has the authority to engage the services of outside advisers, experts and others to assist the Compensation Committee. For the past three years the Compensation Committee has directly engaged outside consultants to assist the Compensation Committee in its review of the compensation for the executive officers.

        Executive Compensation Policies. The policies of the Company’s compensation program with respect to executive officers are:

•	to provide compensation that will attract and retain superior executive talent;

•	to support the achievement of the goals contained in the Company’s annual plan by linking a portion of the executive officer’s compensation to the achievement of such goals; and

•	to enhance shareholder value by the use of stock options and other forms of equity compensation to further align the interests of the executive officers with those of shareholders.

        Components of Executive Compensation. The Company’s executive officer compensation program is comprised of base salary, annual incentive compensation, long-term incentive compensation in the form of stock options, restricted stock awards, restricted stock units or other equity compensation, and various benefits, including the Company’s Deferred Compensation Plan and those benefits that are generally available to all full-time employees of the Company, such as participation in group medical, disability and life insurance plans and a 401(k) plan. Each of the executive officers is also granted the use of an automobile leased by the Company at prices ranging from $1,200 to $1,500 per month or receives a monthly cash allowance for an equivalent amount. In addition, all of the Company’s executive officers participate in the Company’s Salary Continuation Plan that provides beneficiaries of participants with a salary continuation benefit in the event of the participant’s death while employed by the Company. The Company seeks to be competitive with compensation programs offered by companies of a similar size within similar industries based on formal and informal surveys conducted by the Company and guidance provided by outside consultants.

        Prior to March 26, 2004, the Company owned approximately 63% of the outstanding common stock of NCO Portfolio Management, Inc. (“NCO Portfolio”). On March 26, 2004, the Company acquired the minority interest of NCO Portfolio and NCO Portfolio became a wholly owned subsidiary of the Company. Prior to the acquisition, Mr. Barrist also served as President and Chief Executive Officer of NCO Portfolio, Mr. Gindin also served as Executive Vice President and General Counsel of NCO Portfolio and Mr. Winokur also served as an employee of NCO Portfolio. Prior to that acquisition, the compensation committee of NCO Portfolio determined the compensation payable to Messrs. Barrist, Gindin and Winokur in their capacities as officers and/or employees of NCO Portfolio.

        Base Salary. Generally, the Company enters into long-term employment agreements with each of its executive officers that establish, among other things, minimum base salary levels and incentive compensation arrangements. The Company attempts to set minimum base salary levels at amounts designed to be competitive with executive positions at similarly situated companies. Such base salaries are adjusted each year at the discretion of the Compensation Committee. In accordance with the terms of each of the executive officers employment agreements, the minimum annual adjustment to each base salary shall be in accordance with the Consumer Price Index (“CPI”). During each of the past three years, an independent compensation consultant assisted the Compensation Committee with its review of executive officer compensation levels. Under their employment agreements, as amended and after giving effect to raises they have received subsequent to those agreements, Messrs. Barrist, Burns, Elliott, Gindin, Leckerman and Winokur are entitled to receive annual base salaries for 2006 of $739,253, $363,650, $311,700, $311,700, $415,600 and $415,600, respectively. Information concerning base salaries paid to these executive officers in 2005 is set forth in the Summary Compensation Table.

        Annual Incentive Compensation. The Company has a management incentive program for its executive officers, which is not set forth in a written agreement. Each year the Compensation Committee will establish a bonus pool to be paid to eligible participants based upon the Company achieving certain performance goals approved by the Compensation Committee, including, but not limited to, earnings per share growth. The maximum amount available for the bonus pool is the total of a percentage of each eligible participant’s base salary, ranging from 75 percent to 100 percent depending on their position. Each eligible participant’s share of this pool will be determined based on the attainment of their personal performance goals. Eighty percent of the aggregate amount of bonus to be paid to each participant will be paid in cash and twenty percent will be paid in restricted stock units. Each restricted stock unit award will vest and the stock will be issued only upon the occurrence of any of the following prior to the expiration of the restricted stock unit: (i) the second anniversary of the award date, (ii) a change of control of the Company, as defined in the 2004 Plan or (iii) the death or disability of the grantee. No executive officer of the Company received bonus compensation during 2005 because the Company did not meet the goals set by the Compensation Committee. In 2006, Messrs. Barrrist, Burns, Elliot, Gindin, Leckerman and Winokur’s maximum bonus potential as a percentage of each individual’s base salary is equal to 100%, 100%, 75%, 75%, 100% and 100%, respectively.

        Equity Compensation. The Company uses the 2004 Plan as a long-term incentive plan for executive officers. The purposes of the 2004 Plan are to attract and promote the long-term retention of key employees, directors and certain other persons who are in a position to make significant contributions to the success of the Company, to reward these employees, directors and other persons for their contributions, to provide additional incentive to such employees, directors and other persons to continue making similar contributions and to further align the interests of these employees, directors and other persons with those of the Company’s shareholders. The 2004 Plan authorizes the Compensation Committee to award stock options, restricted stock awards, restricted stock units or other equity compensation to the Company’s executive officers. Information concerning option grants and awards of restricted stock units to certain executive officers in 2005 is set forth in the Summary Compensation Table.

        Determination of Compensation of Chief Executive Officer. In his capacity as President and Chief Executive Officer of NCO, Mr. Barrist’s annual base salary in 2005 was $711,504. The Compensation Committee raised Mr. Barrist’s annual base salary to $739,253 per year, effective January 1, 2006 in accordance with the CPI. In addition, in 2005 and 2006 Mr. Barrist’s compensation also includes the personal use by Mr. Barrist of 25 hours per year of an aircraft partly owned by the Company. Mr. Barrist will reimburse the Company for any personal use of the aircraft in excess of 25 hours per year based on the Company’s actual operating costs plus the hourly cost equivalent for the monthly management fee, interest and depreciation. Mr. Barrist did not receive a bonus in 2005 because the Company did not meet the goals set by the Compensation Committee. In October 2005, the Company granted Mr. Barrist options to purchase 84,760 shares of Common Stock at an exercise price of $17.85 per share and 46,302 restricted stock units.

        Policy with respect to Section 162(m) of the Internal Revenue Code. Generally, Section 162(m) of the Internal Revenue Code of 1986, and the regulations promulgated thereunder (collectively, “Section 162(m)”), denies a deduction to any publicly held corporation, such as the Company, for certain compensation exceeding $1,000,000 paid during each calendar year to each of the chief executive officer and the four other highest paid executive officers, excluding, among other things, certain qualified performance-based compensation. The Compensation Committee believes that Section 162(m) will not have a material adverse effect on the Company in 2006.

THE COMPENSATION COMMITTEE
William C. Dunkelberg, Ph.D.
Ronald J. Naples
Eric S. Siegel
Allen F. Wise

Summary Compensation Table

        The following table sets forth the compensation earned during each of the last three years by the Chief Executive Officer and the five other most highly compensated executive officers of the Company whose aggregate salaries and bonuses exceeded $100,000 for services rendered in all capacities to the Company during 2005.

		Annual Compensation			Long-Term Compensation Awards

Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Restricted Stock Award(s) ($)(2)	Securities Underlying Options (#)	All Other Compensation($)(3)

Michael J. Barrist (4)	2005	710,968	—	178,908	826,491	84,760	8,047
Chairman of the Board,	2004	683,622	—	—	1,506,397	85,414	8,924
President and Chief Executive Officer	2003	668,889	241,022	—	—	100,000	7,164

Charles F. Burns	2005	348,077	—	—	135,517	38,898	2,722
Executive Vice President –	2004	250,000	—	—	187,492	10,631	577
Business Process Outsourcing	2003	108,577	32,733	—	—	50,000	—

Stephen W. Elliott	2005	299,512	—	—	116,168	11,913	10,115
Executive Vice President –	2004	274,604	—	—	201,701	11,436	10,275
Information Technology and Chief Information Officer	2003	268,686	72,609	—	—	20,000	9,102

Joshua Gindin, Esq. (5)	2005	299,594	—	—	116,168	11,913	6,599
Executive Vice President	2004	278,871	—	—	204,831	11,614	6,776
and General Counsel	2003	272,862	78,451	—	—	20,000	5,437

Steven Leckerman	2005	398,690	—	—	309,769	31,767	5,534
Executive Vice President and	2004	331,858	—	—	487,510	27,642	5,534
Chief Operating Officer – Accounts	2003	321,848	117,000	—	—	20,000	6,125
Receivable Management, North America

Steven L. Winokur (6)	2005	398,754	—	—	309,769	31,767	7,073
Executive Vice President, Chief	2004	335,221	—	—	492,428	27,921	8,023
Financial Officer and Chief	2003	327,999	93,350	—	—	20,000	6,516
Operating Officer – Shared Services

_______________________

(1)	Excludes perquisites and other personal benefits that do not, in the aggregate, exceed $50,000 or 10% of each officer’s total salary and bonus in a year. Mr. Barrist’s “Other Annual Compensation” in 2005 is attributable to (i) 25 hours of personal use of a Company-provided aircraft by Mr. Barrist calculated by using the Company's actual variable operating costs of $67,399 plus the hourly cost equivalent for the monthly management fee, interest and depreciation of $94,595 and lost tax benefits to the Company of $9,646 attributable to such flights and (ii) personal use of a Company provided automobile by Mr. Barrist calculated by using the Company's actual incremental costs of $7,268. In 2005, the Compensation Committee approved the personal use by Mr. Barrist of 25 hours per year of the aircraft partly owned by the Company in lieu of any increase in his base compensation other than a CPI adjustment.

(2)	Amounts shown reflect number of restricted stock units awarded under the 2004 Plan to each named executive officer multiplied by the closing price per share of the Common Stock on the date of grant.

The following table sets forth the number of restricted stock units granted each year, the closing price of the Common Stock on the date of grant, the total number of unvested restricted stock units held on December 31, 2005, the closing price of the Common Stock on December 30, 2005 and the aggregate value of all unvested restricted stock units held as of December 31, 2005.

	2004		2005		As of December 31, 2005

Name	Units	Closing Price on Grant Date	Units	Closing Price on Grant Date	Units	Closing Price on December 30, 2005	Aggregate Value

Mr. Barrist	60,644	$24.84	46,302	$17.85	106,946	$16.92	$1,809,526
Mr. Burns	7,548	$24.84	7,592	$17.85	15,140	$16.92	$256,169
Mr. Elliott	8,120	$24.84	6,508	$17.85	14,628	$16.92	$247,506
Mr. Gindin	8,246	$24.84	6,508	$17.85	14,754	$16.92	$249,638
Mr. Leckerman	19,626	$24.84	17,354	$15.33	36,980	$16.92	$625,702
Mr. Winokur	19,824	$24.84	17,354	$17.85	37,178	$16.92	$629,052

Each of the restricted stock units granted in 2004 vest in full on the earlier of (i) July 28, 2009, (ii) the achievement of conditions set forth in each respective grant, (iii) a change of control of the Company, as defined in the 2004 Plan or (iv) the death or disability of the grantee. Each of the restricted stock units granted in 2005 vest in full on the earlier of (i) the Company achieving certain average return on invested capital (“ROIC”) targets established by the Compensation Committee, (ii) a change in control of the Company or (iii) the death or disability of the grantee. ROIC is defined as (i) income from continuing operations after adding back interest expense (net of taxes) divided by (ii) the sum of average long-term debt plus average minority interest plus average redeemable preferred stock plus average shareholders’ equity. Holders of restricted stock units do not have the right to vote the shares of Common Stock underlying the awards. Any dividends paid on the Common Stock during the time that the restricted stock units are outstanding will be retained by the Company and paid to the holder at the same time that the shares are issued upon vesting of the award.

(3)	For 2005, included: (i) the Company’s matching contribution under the 401(k) Profit Sharing Plan of $2,219, $3,150, $3,150 and $2,027 for Messrs. Barrist, Elliot, Gindin and Winokur, respectively; (ii) premiums for disability and life insurance policies paid by the Company of $5,674, $2,499, $6,965, $3,449, $5,534, and $4,773 for the benefit of Messrs. Barrist, Burns, Elliot, Gindin, Leckerman and Winokur, respectively; and (iii) the Company’s contributions under the Company’s Deferred Compensation Plan of $154, $223 and $273 for Messrs. Barrist, Burns and Winokur, respectively.

(4)	Mr. Barrist’s salary includes salary paid by NCO Portfolio of $28,685 for 2004 and $104,649 for 2003. Mr. Barrist’s bonus includes bonus paid by NCO Portfolio of $37,708 in 2003. “Securities Underlying Options” does not include options to purchase 25,000 shares of NCO Portfolio common stock granted to Mr. Barrist by NCO Portfolio in 2003 for services provided to NCO Portfolio in 2002.

(5)	Mr. Gindin’s salary includes salary paid by NCO Portfolio of $14,342 for 2004 and $52,324 for 2003. Mr. Gindin’s bonus includes bonus paid by NCO Portfolio of $18,854 in 2003. “Securities Underlying Options” does not include options to purchase 15,000 shares of NCO Portfolio common stock granted to Mr. Gindin by NCO Portfolio in 2003 for services provided to NCO Portfolio in 2002.

(6)	Mr. Winokur’s salary includes salary paid by NCO Portfolio of $14,342 for 2004 and $52,324 for 2003. Mr. Winokur’s bonus includes bonus paid by NCO Portfolio of $18,854 in 2003. “Securities Underlying Options” does not include options to purchase 15,000 shares of NCO Portfolio common stock granted to Mr. Winokur by NCO Portfolio in 2003 for services provided to NCO Portfolio in 2002.

Option Grants in 2005

        The following table sets forth certain information concerning stock options granted during 2005 to each of the executive officers of the Company named in the Summary Compensation Table. All options become exercisable in three equal annual installments beginning one year after the date of grant and were granted at the fair market value of the Common Stock on the date of grant, except those issued to Steven Leckerman which were issued at slightly above fair market value.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)

Name	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	5%	10%

Michael J. Barrist	84,760 (2)	12.8%	$17.85	10/26/15	951,496	2,411,278
Charles F. Burns	25,000 (3)	3.8%	$18.50	4/27/15	290,864	737,106
Charles F. Burns	13,898 (2)	2.1%	$17.85	10/26/15	156,016	395,375
Stephen W. Elliott	11,913 (2)	1.8%	$17.85	10/26/15	133,733	338,905
Joshua Gindin, Esq.	11,913 (2)	1.8%	$17.85	10/26/15	133,733	338,905
Steven Leckerman	31,767 (4)	4.8%	$17.85	11/09/15	356,609	903,717
Steven L. Winokur	31,767 (2)	4.8%	$17.85	10/26/15	356,609	903,717

_______________________

(1)	Represents the difference between the market value of the Common Stock for which the option may be exercised, assuming that the market value of the Common Stock on the date of grant appreciates in value to the end of the ten-year option term at annualized rates of 5% and 10%, respectively, and the exercise price of the option. The rates of appreciation used in this table are prescribed by regulation of the SEC and are not intended to forecast future appreciation of the market value of the Common Stock.

(2)	This option was granted on October 26, 2005.

(3)	This option was granted on April 27, 2005.

(4)	This option was granted on November 9, 2005.

Aggregated Option Exercises in 2005 and 2005 Year-End Option Values

        The following table sets forth certain information concerning stock options exercised during 2005 by each of the executive officers of the Company named in the Summary Compensation Table and the number of unexercised options and the value of unexercised options at December 31, 2005 held by each of the executive officers of the Company named in the Summary Compensation Table.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2005 (1) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at December 31, 2005 (1) (2) Exercisable/Unexercisable

Michael J. Barrist	—	—	799,455 / –	– / –
Charles F. Burns	—	—	87,529 / –	– / –
Stephen W. Elliott	—	—	248,349 / –	$28,200 / –
Joshua Gindin, Esq.	—	—	235,005 / –	$18,800 / –
Steven Leckerman	—	—	229,410 / –	$9,400 / –
Steven L. Winokur	—	—	327,734 / –	$125,689 / –

________________________

(1)	Effective December 29, 2005, the Compensation Committee approved the acceleration of vesting of outstanding unvested options to purchase Common Stock, which had an exercise price equal to or greater than $17.25 per share (“Eligible Options”). Any shares received upon the exercise of Eligible Options will be restricted and may not be sold prior to the date on which Eligible Options would have been exercisable under the original terms. All other terms and conditions applicable to the Eligible Options remain unchanged.

(2)	Represents the difference between $16.92, the last sale price of the Common Stock on December 30, 2005, as reported on the Nasdaq National Market, and the exercise price of in-the-money options, multiplied by the number of exercisable or unexercisable options held, as applicable.

Employment Agreements

        The Company has entered into employment agreements with each of Messrs. Barrist, Burns, Elliott, Gindin, Leckerman and Winokur. The term of the agreement with Mr. Barrist ends on June 30, 2006, the term of the agreement with Mr. Burns ends on July 1, 2006, the term of the agreement with Mr. Leckerman ends on December 31, 2006, the term of the agreement with Mr. Elliott ends on January 31, 2007 and the term of the agreements with Messrs. Gindin and Winokur ends on December 31, 2008, subject, in each case, to any early termination provisions set forth in the agreements. The salaries and bonuses payable under these agreements are described above in “Compensation Committee Report.”

        The agreements for Messrs. Barrist, Gindin and Winokur provide that, in the event of their death or the termination of their employment by the Company other than for cause, as defined in the agreements, the Company shall continue to pay the employee’s full compensation, including bonuses, for the balance of the term. The agreements for Messrs. Elliott and Leckerman provide that if the Company terminates their employment without cause, they will continue to be paid their base salary through the balance of the term and a prorated portion of their bonus through the date of termination. The agreement for Mr. Burns provides that if the Company terminates his employment without cause, Mr. Burns will continue to be paid his base salary for the period ending on the earliest of the balance of the term or six months after the date of termination. Mr. Burns' agreement also provides that he would be paid a prorated portion of his bonus through the date of termination. In addition to a non-disclosure covenant, each employment agreement also contains a non-competition covenant.

Executive Salary Continuation Plan

        The Company has adopted an Executive Salary Continuation Plan that provides beneficiaries of designated participants with a salary continuation benefit in the event of the participant’s death while employed by the Company. Executive participants are selected by the Board of Directors of the Company. The Company maintains insurance on the lives of the participants to fund its obligations under the Plan. Each of Messrs. Barrist, Burns, Elliott, Gindin, Leckerman and Winokur is a participant in this Plan and their respective beneficiaries will be entitled to receive 100% salary and bonus continuation payments for five years in the event of their death, subject to a maximum payment of $400,000 per year.

Deferred Compensation Plan

        The Company has adopted a Deferred Compensation Plan. The Deferred Compensation Plan permits eligible employees of the Company to defer receipt and taxation of their compensation from the Company each year up to the limit in effect under Section 402(g) of the Internal Revenue Code (less amounts contributed to the NCO Group 401(k) Plan). In addition, the Company, in its absolute and sole discretion, may make a contribution that will be allocated among participants in proportion to their deferrals for such year. All executive officers and other key employees designated by the Company are eligible to participate in the Deferred Compensation Plan.

        Amounts deferred or contributed are placed in a rabbi trust, of which Putnam Fiduciary Trust Company is directed trustee. Participants may designate certain Putnam mutual funds by which the value of their accounts will be measured, but all investments of Deferred Compensation Plan funds are made as directed by the Company in its sole discretion.

        A participant is 100% vested as to amounts deferred by the participant. Any Company contributions will be 100% vested upon a participant’s having three years of service, termination of employment due to death or disability or reaching age 65 or upon a Change of Control (as defined in the Deferred Compensation Plan) of the Company. A participant’s benefits in the Deferred Compensation Plan are payable as soon as practicable following termination of employment or a Change of Control of the Company.

Stock Option Plans

        The Company’s stock option plans, sometimes referred to as the Plans, consist of the Stock Option Plan (the “1995 Plan”), the 1996 Stock Option Plan (the “1996 Plan”), the 1996 Non-Employee Director Stock Option Plan (the “Director Plan”), the JDR Holdings, Inc. 1997 Stock Option Plan (the “JDR Plan”), the Compass Employee Incentive Compensation Plan (the “Compass Plan”), the NCO Portfolio 2000 Stock Option Plan (the “NCO Portfolio Plan”) and the RMH Teleservices, Inc. Amended and Restated 1996 Stock Incentive Plan (the “RMH Plan”). The purpose of the Plans is to attract and retain employees, non-employee directors, and independent consultants and contractors and to provide additional incentive to them by encouraging them to invest in the Company’s Common Stock and acquire an increased personal interest in the Company’s business. Payment of the exercise price for options granted under the Plans may be made in cash, shares of Common Stock or a combination of both. All options granted pursuant to the Plans are exercisable in accordance with a vesting schedule which is set at the time of the issuance of the option.

        1995 Plan and 1996 Plan. All officers, directors, key employees, independent contractors and independent consultants of the Company or any of its current or future parents or subsidiaries were eligible to receive options under the 1995 Plan and the 1996 Plan.  These Plans are administered by the Compensation Committee of the Board of Directors or, at the option of the Board of Directors, the Board of Directors may administer these Plans. The Compensation Committee selected the optionees and determined the nature of the option granted, the number of shares subject to each option, the option vesting schedule and other terms and conditions of each option. The Board of Directors may modify or supplement these Plans and outstanding options and may suspend or terminate these Plans, provided that such action may not adversely affect outstanding options.

        As of December 31, 2005, there were options to purchase 3,157,637 shares of Common Stock outstanding under the 1996 Plan and options to purchase 16,630 of Common Stock outstanding under the 1995 Plan. The Company may not grant any additional options under either the 1996 Plan or the 1995 Plan. Options granted under these Plans could have been incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or options not intended to so qualify, except that incentive stock options could only be granted to employees.

        Director Plan. The Director Plan is administered by the Board of Directors of the Company, including non-employee directors, who may modify, amend, suspend or terminate the plan, other than the number of shares with respect to which options are to be granted, the option exercise price, the class of persons eligible to participate, or options previously granted.

        The Company is authorized to issue 150,000 shares of Common Stock upon the exercise of options under the Director Plan. Options granted under the Director Plan are not incentive stock options under Section 422 of the Code. Each person who was first elected or appointed to serve as a non-employee director of the Company automatically was granted an option to purchase 15,000 shares of Common Stock and automatically was granted an option to purchase 3,000 shares of Common Stock at each annual meeting of shareholders thereafter provided that such person was re-elected or continued as a non-employee director. In 2005, the Company exhausted the maximum number of shares available under the Director Plan, and thereafter, the Company has been issuing the same number of automatic option grants under the 2004 Plan to non-employee directors as described above. As of December 31, 2005, there were options to purchase 150,000 shares of Common Stock outstanding under the Director Plan.

        JDR, Compass, NCO Portfolio and RMH Plans. In connection with the acquisition of JDR Holdings, Inc. in March 1999, Compass International Services Corporation in August 1999, NCO Portfolio in March 2004 and RMH in April 2004, the Company assumed the JDR Plan, the Compass Plan, the NCO Portfolio Plan, and the RMH Plan and outstanding stock options under those plans. As of December 31, 2005 there were outstanding stock options to purchase a total of 5,516, 103,219, 108,828 and 31,964 shares of NCO Common Stock under the JDR Plan, the Compass Plan, the NCO Portfolio Plan and the RMH Plan, respectively. No additional options may be granted under the JDR Plan, the Compass Plan, the NCO Portfolio Plan, or the RMH Plan.

Equity Incentive Plan

        The Company has adopted the 2004 Equity Incentive Plan. The purposes of the 2004 Plan are to attract and promote the long-term retention of key employees, directors and certain other persons who are in a position to make significant contributions to the success of the Company, to reward these employees, directors and other persons for their contributions, to provide additional incentive to such employees, directors and other persons to continue making similar contributions and to further align the interests of these employees, directors and other persons with those of the Company’s shareholders.

        To achieve these purposes, the 2004 Plan permits grants of incentive stock options, options not intended to qualify as incentive stock options, stock appreciation rights, restricted and unrestricted stock awards, restricted stock units, deferred stock units, performance awards, supplemental cash awards and combinations of the foregoing. The maximum total number of shares for which awards may be granted under the plan is 2,000,000 shares of Common Stock, subject to appropriate adjustment in a manner determined by the Board of Directors to reflect changes in the Company's capitalization.

        The 2004 Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee determines the type of awards to be granted under the 2004 Plan; selects award recipients and determines the extent of their participation; determines the method or formula for establishing the fair market value of the Common Stock for various purposes under the 2004 Plan; and establishes all other terms, conditions, restrictions and limitations applicable to awards and the shares of Common Stock issued pursuant to awards, including, but not limited to, those relating to a participant’s retirement, death, disability, leave of absence or termination of employment. The Compensation Committee may accelerate or defer the vesting or payment of awards, cancel or modify outstanding awards, waive any conditions or restrictions imposed with respect to awards or the Common Stock issued pursuant to awards and make any and all other interpretations and determinations which it deems necessary with respect to the administration of the 2004 Plan, other than a reduction of the exercise price of an option after the grant date and subject to the provisions of Section 162(m) of the Internal Revenue Code with respect to “Covered Employees.”

        The Company automatically issues options to its non-employee directors under the 2004 Plan in the following manner: each person who is first elected or appointed to serve as a non-employee director of the Company automatically is granted an option to purchase 15,000 shares of Common Stock and automatically is granted an option to purchase 3,000 shares of Common Stock at each annual meeting of shareholders thereafter, provided that such person is re-elected or continues as a non-employee director. In addition, pursuant to the 2004 Plan, each non-employee director automatically receives an annual award of 3,000 restricted stock units (4,500 restricted stock units in the case of the Audit Committee Chairman). Directors who are first elected or appointed to the Board of Directors at any time other than at an annual meeting of shareholders will receive a prorated award of restricted stock units upon their initial election or appointment and will be eligible to receive annual grants of 3,000 restricted stock units at each annual meeting of shareholders thereafter. In lieu of awards of restricted stock units, the Company may issue restricted stock awards or other equity compensation available under the 2004 Plan on similar terms.

        In addition, the Compensation Committee may select a class of award recipients and the extent of their participation and direct an appropriate officer of the Company to determine the individual participants and amount and nature of the award to be issued to such participants, subject to criteria, limitations and instructions set by Compensation Committee.

        As of December 31, 2005, 287,086 restricted stock units and options to purchase 804,563 shares of Common Stock were outstanding under the 2004 Plan. Additionally, as of December 31, 2005, the total number of additional shares for which awards could be granted under the 2004 Plan was 881,351 shares of Common Stock.

Acceleration of Options

        Effective December 29, 2005, the Compensation Committee approved the acceleration of vesting of outstanding unvested options to purchase the Company’s Common Stock, which had an exercise price equal to or greater than $17.25 per share (“Eligible Options”). Any shares received upon the exercise of Eligible Options will be restricted and may not be sold prior to the date on which the Eligible Options would have been exercisable under the original terms. As a result of the acceleration, options to purchase 944,308 shares of the Company’s Common Stock became immediately exercisable. All other terms and conditions applicable to the Eligible Options remain unchanged. The purpose of the acceleration was to eliminate future compensation expense associated with the Eligible Options of approximately $3.9 million, net of taxes, that otherwise would have been recognized upon the Company’s adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” on January 1, 2006.

Stock Performance Graphs

Comparison of Cumulative Total Shareholder Returns Since Initial Public Offering

        The following graph shows a comparison of the cumulative total return for the Company’s Common Stock, the Nasdaq Stock Market and the S&P Midcap 400 Index, assuming an investment of $100 on November 13, 1996, the date of the Company’s initial public offering, and the reinvestment of all dividends.

        The Company believes that there does not exist a representative industry peer group of companies with a similar business segment profile.  SEC regulations provide that companies may use a base other than industry or line of business for determining its peer group index, such as an index of companies with similar market capitalization. Accordingly, the Company has selected the S&P Midcap 400 as a representative peer group.

        The beginning and end data points used for the performance graph are listed below.

Performance Graph Data Points	11/13/96	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

NCO Group, Inc.	100	130	297	519	348	350	264	184	262	298	195
Nasdaq Composite	100	102	125	174	323	196	155	106	159	173	175
S&P Midcap 400	100	102	133	156	177	206	203	171	230	264	294

Comparison of Five-Year Cumulative Total Shareholder Returns

        The following graph shows a comparison of the cumulative total return for the Company’s Common Stock, the Nasdaq Stock Market and the S&P Midcap 400 Index, assuming an investment of $100 on December 31, 2000, and the reinvestment of all dividends.

        The beginning and end data points used for the performance graph are listed below.

Performance Graph Data Points	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

NCO Group, Inc.	100	75	53	75	85	56
Nasdaq Composite	100	79	54	81	88	89
S&P Midcap 400	100	98	83	111	128	143

CERTAIN TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

        In 2005, the Compensation Committee consisted of Messrs. Dunkelberg, Naples, Siegel and Wise. No person who served as a member of the Compensation Committee during 2005 was a current or former officer or employee of the Company or, except as described below, engaged in certain transactions with the Company required to be disclosed by regulations of the SEC. Additionally, there were no compensation committee “interlocks” during 2005, which generally means that no executive officer of the Company served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee of the Company.

Use of Airplane

        During 2005, Michael J. Barrist’s compensation included the personal use by Mr. Barrist of 25 hours per year of an aircraft partly owned by the Company. Mr. Barrist reimbursed the Company $100,288 for his personal use of the aircraft in excess of 25 hours in 2005 based on the Company’s actual operating costs plus the hourly cost equivalent for the monthly management fee, interest and depreciation.

Transactions with PSC

        Eric S. Siegel is a director of PSC Info Group (“PSC”), a provider of outsourced mail services and related document management services. Mr. Siegel also owns less than 1% of the outstanding common stock of PSC and provides nonoperational consulting services to PSC. The Company paid PSC a total of $31.5 million for producing and mailing collection letters in 2005, which the Company believes was comparable to or less than other mail outsourcing companies would charge for similar volumes of business. Mr. Siegel has not been, and will not be, involved in the negotiation or the administration of the Company’s contract with PSC.

Employment of Related Persons

        The Company employs members of the immediate family of some of its directors and executive officers in various positions described below.

        Nicholas Fazio was employed by the Company in 2005 as Vice President of Programming. Mr. Fazio's employment with the Company terminated on June 18, 2005. Mr. Fazio received salary totaling $75,844 in 2005. Mr. Fazio also was entitled to use a company automobile in 2005. Mr. Fazio is the brother-in-law of Michael J. Barrist, the Chairman of the Board, President and Chief Executive Officer of the Company. The Company believes that the compensation paid to Mr. Fazio was comparable with compensation paid to other employees with similar levels of responsibility and years of service.

        Brett Leckerman is employed by the Company as a general manager of one of the Company’s collection units. Mr. Brett Leckerman received salary and bonus totaling $118,311 in 2005. Mr. Brett Leckerman also received an automobile allowance. Mr. Brett Leckerman is the son of Steven Leckerman, an Executive Vice President and the Chief Operating Officer – Accounts Receivable Management, North America of the Company. The Company believes that the compensation paid to Mr. Brett Leckerman is comparable with compensation paid to other employees with similar levels of responsibility and years of service.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        NCO’s independent registered public accounting firm for the fiscal year ended December 31, 2005 was the firm of Ernst & Young LLP. The Audit Committee of the Board of Directors has appointed Ernst & Young LLP to serve as NCO’s independent registered public accounting firm for the year ending December 31, 2006. Shareholders will be asked to ratify this appointment. Although action by the shareholders on this matter is not required, the Audit Committee believes it is appropriate to seek shareholder ratification of the appointment of the independent registered public accounting firm to provide a forum for shareholders to express their views with regard to the Audit Committee’s appointment. If the shareholders do not ratify the appointment of Ernst & Young LLP, the selection of independent registered public accounting firm may be reconsidered by the Audit Committee; provided however, the Audit Committee retains the right to continue to engage Ernst & Young LLP. Notwithstanding the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006, the Audit Committee retains the right to replace Ernst & Young LLP at any time without shareholder approval. A representative of Ernst & Young LLP is expected to be present at the Meeting and to be available to respond to appropriate questions. The representative will have the opportunity to make a statement if he or she so desires.

Independent Registered Public Accounting Firm Fees and Services

        The aggregate fees for professional services rendered to the Company by Ernst & Young LLP as of or for fiscal 2005 and 2004 were as follows:

Services Rendered (1)	Fiscal 2005	Fiscal 2004
Audit Fees	$2,515,000	$2,505,000
Audit-Related Fees	$360,000	$280,000
Tax Fees	$170,000	$385,000
All Other Fees	—	—

____________________________

(1)	The aggregate fees included in Audit Fees are fees billed for the fiscal years. The aggregate fees included in each of the other categories are fees billed in the fiscal years.

        Audit Fees. The audit fees for fiscal 2005 and 2004 include fees for professional services rendered for the audits of the Company’s consolidated financial statements, review of the interim consolidated financial statements included in quarterly reports, attestation services related to the Company’s internal controls over financial reporting for compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and services that generally only the independent registered public accounting firm can reasonably provide, such as comfort letters, statutory audits, consents and assistance with and review of documents filed with the SEC.

        Audit-Related Fees. The audit-related fees for fiscal 2005 and 2004 include fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards. Audit-related fees for fiscal 2005 and 2004 also include fees for SAS 70 engagements.

        Tax Fees. Tax fees for fiscal 2005 and 2004 include fees for services related to tax compliance, and tax planning and advice including tax assistance with tax audits. These services include assistance regarding federal and state tax compliance and advice, review of tax returns, and federal and state tax planning.

        The Audit Committee has considered and determined that the services provided by Ernst & Young LLP are compatible with Ernst & Young LLP maintaining its independence.

        The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services and other services performed by Ernst & Young LLP. The policy provides for pre-approval by the Audit Committee, or the Chairman of the Audit Committee, of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before Ernst & Young LLP is engaged to perform it. The Audit Committee pre-approved all of the audit and non-audit services provided to the Company by Ernst & Young LLP in fiscal 2005 and 2004.

The Board of Directors recommends that you vote “FOR” approval of Proposal 2.

SHAREHOLDER PROPOSALS

        Under the Company’s bylaws, shareholder proposals with respect to the 2007 annual meeting of shareholders, including nominations for directors, which have not been previously approved by the Board of Directors must be submitted to the Secretary of the Company not later than December 19, 2006. Any such proposals must be in writing and sent either by personal delivery, nationally-recognized express mail or United States mail, postage prepaid to NCO Group, Inc., 507 Prudential Road, Horsham, PA 19044, Attention: Joshua Gindin, Esq., Corporate Secretary. Each nomination or proposal must include the information required by the bylaws. All late or nonconforming nominations and proposals will be rejected.

        Shareholder proposals for the 2007 annual meeting of shareholders must be submitted to the Company by December 19, 2006 to receive consideration for inclusion in the Company’s proxy statement relating to the 2007 annual meeting of shareholders. Any such proposal must also comply with SEC proxy rules, including SEC Rule 14a-8.

        In addition, shareholders are notified that the deadline for providing the Company timely notice of any shareholder proposal submitted outside of the Rule 14a-8 process for consideration at the Company’s 2007 annual meeting of shareholders is December 19, 2006. As to all such matters which the Company does not have notice on or prior to December 19, 2006, discretionary authority shall be granted to the persons designated in the Company’s proxy related to the 2007 annual meeting of shareholders to vote on such proposal.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

        This Proxy Statement is accompanied by the Company’s Annual Report to Shareholders for 2005, which contains the Company’s Annual Report on Form 10-K for 2005. The Annual Report is not a part of the proxy solicitation materials.

        The Company’s website is www.ncogroup.com. The Company makes available, free of charge, on its website, its Annual Report on Form 10-K, including all amendments thereto, if any. In addition, the Company will provide additional paper or electronic copies of its Annual Report on Form 10-K for 2005, as filed with the SEC, without charge except for exhibits to the report. Requests should be directed to:

NCO Group, Inc. 507 Prudential Road Horsham, PA 19044 Attention: Investor Relations

        The information on the website listed above, is not and should not be considered part of this Proxy Statement and is not incorporated by reference in this document. This website is, and is only intended to be, an inactive textual reference.

HOUSEHOLDING

        In order to reduce printing costs and postage fees, the Company has adopted the process called “householding” for mailing its annual report and proxy statement to “street name holders,” which refers to shareholders whose shares are held in a stock brokerage account or by a bank or other nominee. This means that street name holders who share the same last name and address will receive only one copy of the Company’s annual report and proxy statement, unless the Company receives contrary instructions from a street name holder at that address. The Company will continue to mail a proxy card to each shareholder of record.

        If you prefer to receive multiple copies of the Company’s proxy statement and annual report at the same address, you may obtain additional copies by writing to NCO Group, Inc., Investor Relations, 507 Prudential Road, Horsham, Pennsylvania 19044 or by calling (215) 441-3000. Eligible shareholders of record receiving multiple copies of the annual report and proxy statement can request householding by contacting the Company in the same manner.

OTHER MATTERS

        The Company is not presently aware of any matters (other than procedural matters) that will be brought before the Meeting which are not reflected in the attached Notice of the Meeting. The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the Meeting: (i) matters which the Company did not receive notice by December 19, 2005 were to be presented at the Meeting; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification of the action taken at the meeting; (iii) the election of any person to any office for which a bona fide nominee named in this Proxy Statement is unable to serve or for good cause will not serve; (iv) any proposal omitted from this Proxy Statement and the form of proxy pursuant to Rules 14a-8 or 14a-9 under the Securities Exchange Act of 1934; and (v) matters incident to the conduct of the Meeting. In connection with such matters, the persons named in the enclosed proxy will vote in accordance with their best judgment.

By Order of the Board of Directors

MICHAEL J. BARRIST Chairman of the Board, President and Chief Executive Officer

Horsham, Pennsylvania
April 17, 2006

Appendix A

PROXY

NCO GROUP, INC.

ANNUAL MEETING OF SHAREHOLDERS – MAY 16, 2006

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF NCO GROUP, INC.

        The undersigned hereby constitutes and appoints Steven Leckerman and Steven L. Winokur, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to appear at the Annual Meeting of Shareholders of NCO Group, Inc. (the “Company”) to be held on the 16th day of May, 2006, and at any postponement or adjournment thereof, and to vote all of the shares of the Company which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present.

        BOTH PROXY AGENTS PRESENT AND ACTING IN PERSON OR BY THEIR SUBSTITUTES (OR, IF ONLY ONE IS PRESENT AND ACTING, THEN THAT ONE) MAY EXERCISE ALL THE POWERS CONFERRED BY THIS PROXY. DISCRETIONARY AUTHORITY IS CONFERRED BY THIS PROXY AS TO CERTAIN MATTERS DESCRIBED IN THE COMPANY’S PROXY STATEMENT.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

Address Change (Mark the corresponding box on the reverse side)

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS TO THE CONTRARY
ARE INDICATED, THE PROXY AGENTS INTEND TO VOTE FOR THE ELECTION OF ALL
OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR APPROVAL OF PROPOSAL 2			Please Mark Here for Address Change
SEE REVERSE SIDE

PROPOSAL 1. The election of 01 Michael J. Barrist and 02 Leo J. Pound as Class I directors of the Company to hold office for a term of three years and until each of their respective successors is duly elected and qualified.		PROPOSAL 2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006, as more fully described in the accompanying Proxy Statement.	FOR	AGAINST	ABSTAIN

FOR all nominees listed above (except as marked to the contrary), check this box:	To WITHHOLD AUTHORITY to vote for all nominees, check this box:	PROPOSAL 3. To transact such other business as may properly come before the Annual Meeting.
To withhold authority to vote for any individual nominee, print that nominee’s name on the space provided below. _____________________________________________________	The undersigned hereby acknowledges receipt of the Company’s 2005 Annual Report to Shareholders, Notice of the Company’s 2006 Annual Meeting of Shareholders and the Proxy Statement relating thereto.
Dated: ________________________________________, 2006
____________________________________________________
Signature
_____________________________________________________
Signature if held jointly
Please sign your name exactly as it appears on your stock certificate(s), indicating any official position or representative capacity. If shares are registered in more than one name, all owners should sign.
PLEASE DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.